Exhibit 3.312

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

International Rivercenter Lessee, L.L.C.

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of International Rivercenter Lessee, L.L.C., a Louisiana limited liability company (the “Company”), is entered into as of October 25, 2013, by HLT JV Acquisition LLC, a Delaware limited liability company, and Hilton New Orleans, LLC, a Delaware limited liability company (together, the “Managing Members”) (together with each other person admitted to the Company in accordance with the terms of this Agreement, until such time as such person ceases to be a member of the Company, individually, a “Member” and collectively, the “Members”).

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Limited Liability Company Law of the State of Louisiana, as amended from time to time (the “Act”), and is currently governed by the Limited Liability Company Agreement of the Company dated as of November 7, 2003, as amended March 10, 2004 (the “Existing Agreement”); and

WHEREAS, the Managing Members desire to amend and restate the Existing Agreement in its entirety.

NOW, THEREFORE, the Existing Agreement is hereby amended and restated to read in its entirety as follows:

1. Name. The name of the limited liability company is International Rivercenter Lessee, L.L.C., or such other name as the Managing Members may from time to time hereafter designate.

2. Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The address of the registered office of the Company in the State of Louisiana is c/o Corporation Service Company, 320 Somerulos St., Baton Rouge, LA 70802.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Louisiana is Corporation Service Company, 320 Somerulos St., Baton Rouge, LA 70802.

5. Members. Each of the Members set forth on Schedule A attached hereto are members of the Company. The names, addresses and membership interests of the Members are set forth on Schedule A, as may be amended. The membership interests, as such interest may be adjusted from time to time, shall be set forth in the books and records of the Company.

6. Powers. The management of the Company shall be vested in the Managing Members. Each Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a managing member under the laws of the State of Louisiana. Each Managing Member and each officer of the Company with a title of Chief Executive Officer, Chief Financial Officer, General Counsel, President, Executive Vice President, Senior Vice President, Vice President, Secretary, Treasurer, Assistant Secretary or Assistant Treasurer (each a “Designated Officer”) is a designated “authorized person” within the meaning of the Act. Each Managing Member or any Designated Officer, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Louisiana. Each Managing Member or any Designated Officer shall execute, deliver and file, or cause the execution, delivery and filing of, any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

7. Officers. The Company may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business, including employees and agents who may be designated as officers with titles, including, but not limited to, “chief executive officer”, “chief financial officer” “general counsel”, “president”, “executive vice president”, “senior vice president”, “vice president”, “principal”, “secretary”, “treasurer”, “assistant secretary”, “assistant treasurer”, “director” and “manager”, as and to the extent authorized by the Members and with such powers as authorized by the Members. The officers of the company, which may be amended by consent of the Managing Members, shall be as set forth on Schedule B attached hereto.

8. Action without Meeting. Any action required or permitted to be taken by the Managing Members or the Members at a meeting may be taken without a meeting if consent in writing, setting forth the action so taken, shall be signed by all of the Managing Members or Members, as appropriate.

9. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Managing Members, (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (c) at any time there are no members of the Company, unless the Company is continued in accordance with the Act.

10. Liquidation. Upon dissolution pursuant to Section 8, the Company’s business and assets shall be liquidated in an orderly manner. The Managing Members or their designee shall be the liquidator to wind up the affairs of the Company. In performing their duties, the liquidators are authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidators shall determine.

11. Capital Contributions; Percentage Interest. The Members shall make contributions to the Company in an amount approved by the Members. No Member shall be required or permitted to make any additional contributions without the consent of all of the Members. The percentage interest of each Member in the Company shall be as set forth in the books and records of the Company, as amended from time to time by the consent of the Managing Members.

12. Allocation of Profits and Losses. All items of income, gain, loss, deductions and credit for tax purposes shall be allocated to each Member pro rata in accordance with such Member’s percentage interest in the Company as set forth in the books and records of the Company, as amended from time to time.

13. Distributions. Distributions shall be made to the Members at the times, in the manner (e.g., cash versus in kind), and in the aggregate amounts determined by the Members.

14. Assignments. No Member may sell, assign, encumber or otherwise transfer in whole or in part its limited liability company interest at any time to any person or entity without the consent of the Managing Members. If a Member transfers its limited liability company interest in the Company, the transferee may be admitted to the Company as a member of the Company upon the approval of the Managing Members and such transferee’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, as this Agreement may be amended or restated, which instrument may be a counterpart signature page to this Agreement or a restatement thereof. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder without any action by any person or entity, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and Company shall continue without dissolution.

15. Resignation and Withdrawal. No Member may resign or withdraw from the Company without obtaining the prior consent of the Managing Members. Distributions upon resignation or withdrawal shall be made to the resigning Member at a time and in a manner to be determined by the Members.

16. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Managing Members.

17. Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

18. Indemnification. The Company (the “Indemnitor”) shall indemnify and hold harmless the Members, their affiliates and subsidiaries, and all officers, directors, partners, employees, and agents of any of the foregoing (each, an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising from, or in connection with, the performance of any action by such Indemnitee for, on behalf of, or otherwise in connection with, the Company.

19. Amendments. This Agreement may be amended only by written instrument executed by all of the Members.

20. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member.

21. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Louisiana, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement as of the date first above written.

MANAGING MEMBERS:

HLT JV ACQUISITION LLC,
a Delaware limited liability company

By:	/s/ W. Steven Standefer
Name: W. Steven Standefer
Title: Senior Vice President

HILTON NEW ORLEANS, LLC,
a Delaware limited liability company

By:	/s/ W. Steven Standefer
Name: W. Steven Standefer
Title: Senior Vice President

[Amended and Restated Limited Liability Company Agreement – International Rivercenter Lessee, L.L.C.]

Schedule A

Members

Name	Ownership Percentage	Address
HLT JV Acquisition LLC	25.16%	7930 Jones Branch Drive McLean, Virginia 22102
Hilton New Orleans, LLC	74.84%	7930 Jones Branch Drive McLean, Virginia 22102

Schedule B

Officers

Officer	Title

Christopher Nassetta	Chief Executive Officer and President

Kevin J. Jacobs	Executive Vice President and Chief Financial Officer

Kristin Campbell	Executive Vice President, General Counsel and Secretary

Sean Dell’Orto	Senior Vice President and Treasurer

W. Steven Standefer	Senior Vice President

Keith Clampet	Senior Vice President

Joseph Berger	Senior Vice President

Owen Wilcox	Assistant Secretary

Deanne Brand	Assistant Treasurer

Fred Schacknies	Assistant Treasurer

Alexandra Neely	Assistant Treasurer

Justin Hensley	Assistant Treasurer